Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedules of The Southern Company and Subsidiary Companies and the effectiveness of The Southern Company and Subsidiary Companies’ internal control over financial reporting dated February 21, 2017, appearing in the Annual Report on Form 10-K of The Southern Company for the year ended December 31, 2016.

/s/Deloitte & Touche LLP

Atlanta, Georgia
January 17, 2018